UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2026

Qnity Electronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42619	33-3002745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

974 Centre Road,	Building 735	19805
Wilmington,	Delaware
(Address of principal executive offices)		(Zip Code)
1 (302) 450-5700
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	Q	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ❑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 8.01 Other Events.

On September 10, 2026, DuPont de Nemours, Inc. (“DuPont”), The Chemours Company (“Chemours”), and Corteva Inc. and its wholly owned subsidiary EIDP, Inc. (together, “Corteva”) announced that they entered into a Settlement Agreement (the “Settlement”) with the State of North Carolina and certain municipalities, to resolve all claims asserted by certain plaintiffs relating to PFAS and other emissions from the Fayetteville Works facility, as well as claims asserted by the State of North Carolina related to PFAS contamination unrelated to such facility.

In the second quarter of 2026, Qnity Electronics, Inc. (the “Company”) established an indemnification liability of $43 million, which remains unchanged, and represents the Applicable Qnity Percentage (the portion for which the Company has been contractually allocated, and is required to directly pay or indemnify DuPont) of 44% of DuPont's after-tax liability for this Settlement.

Chemours, Corteva and DuPont have agreed to count the Settlement and potential future litigation settlements against the 2021 Memorandum of Understanding (“MOU”) limit at net present value as of the date of the applicable settlement as if payable in equal annual installments over 25 years and discounted using an 8% discount rate. In addition, Chemours, Corteva and DuPont have agreed that all future contributions to the MOU escrow account will be considered satisfied by payments in connection with settlements with New Jersey and North Carolina, including the escrow contribution that would have been due in September 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNITY ELECTRONICS, INC.

By:	/s/ Peter W. Hennessey
Name:	Peter W. Hennessey
Title:	Senior Vice President and General Counsel

Date: September 10, 2026
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